Exhibit 21.1

LIST OF SUBSIDIARIES AS OF DECEMBER 31, 2006

I. Parent Company

Lydall, Inc.

II. First tier

Lydall Thermal/Acoustical, Inc.

Lydall Filtration/Separation, Inc.

Lydall FSC, Limited

Lydall Transport, Ltd.

Lydall Finance, Inc.

Lydall International, Inc.

Lydall France S.A.S.

Lydall Deutschland Holding GmbH

III. Second tier

Charter Medical, Ltd.

Lydall Thermal/Acoustical Sales, LLC

Lydall Industrial Thermal Solutions, Inc.

Trident II, Inc.

Lydall Distribution Services, Inc.

Lydall Express, LLC

Lydall Filtration/Separation S.A.S.

Lydall Thermique/Acoustique S.A.S.

Lydall Gerhardi GmbH & Co. KG

Lydall Gerhardi Verwaltungs GmbH

IV. Third tier

Lydall Industrial Thermal Sales/Service, LLC

V. Fourth tier

Affinity Industries Asia LLC